SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2013

LYONDELLBASELL INDUSTRIES N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-34726	98-0646235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1221 McKinney St., Suite 300 Houston, Texas USA 77010	1 Berkeley Street Mayfair, London The United Kingdom W1J8DJ	Stationsplein 45 3013 AK Rotterdam The Netherlands

(Addresses of principal executive offices)

(713) 309-7200	+44 (0)20 7016 9527	+31 (0)10 275 5500

(Registrant’s telephone numbers, including area codes)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2013, at a regularly scheduled meeting of the Supervisory Board of LyondellBasell Industries N.V. (the “Company”), Nance K. Dicciani was appointed to the Supervisory Board as a Class III director, with a term expiring at the Annual General Meeting of Shareholders in 2016. In addition, Ms. Dicciani was appointed to the Audit and Health, Safety and Environmental Committees of the Supervisory Board.

As a member of the Supervisory Board, Ms. Dicciani will receive compensation from the Company pursuant to the Company’s annual compensation arrangements for Supervisory Board directors, including (i) a cash retainer of $90,000, payable in quarterly installments, and pro-rated for services to be rendered during 2013; (ii) a cash retainer of $10,000, payable in quarterly installments, for each committee on which Ms. Dicciani serves, pro-rated for services to be rendered in 2013; and (iii) a grant of restricted stock units under the Company’s Long-Term Incentive Plan, as amended and restated, valued at $135,000 and pro-rated for services to be rendered through May 22, 2014, the one-year anniversary of Supervisory Directors’ 2013 equity grant.

There is no arrangement or understanding between Ms. Dicciani and any other person pursuant to which she was selected as a director, and there are no transactions between Ms. Dicciani and the Company since the beginning of the Company’s last fiscal year or any currently proposed transaction, or series of similar transactions, in which the amount involved exceeds $120,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.

Date: September 11, 2013	By:	/s/ Craig B. Glidden
Craig B. Glidden
Executive Vice President